February 2013 Pricing Sheet dated February 27, 2013 relating to Prelminary Terms No. 578 dated February 4, 2013 Registration Statement No. 333-178081 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in International Equities

Buffered Jump Securities Based on the Value of the EURO STOXX 50® Index due August 28, 2015
PRICING TERMS – FEBRUARY 27, 2013
Issuer:	Morgan Stanley
Issue price:	$10 per security (See “Commissions and issue price” below)
Stated principal amount:	$10 per security
Pricing date:	February 27, 2013
Original issue date:	March 4, 2013 (3 business days after the pricing date)
Maturity date:	August 28, 2015
Aggregate principal amount:	$17,700,000
Interest:	None
Underlying index:	EURO STOXX 50® Index (the “index”)
Payment at maturity:
•      If the final index value is greater than the initial index value:
$10 + the greater of (i) $10 × the index percent change and (ii) the upside payment
•      If the final index value is less than or equal to the initial index value but greater than or equal to 2,350.701, which is 90% of the initial index value, meaning the value of the index has remained unchanged or has declined by an amount less than or equal to the buffer amount of 10% from its initial value:
$10
•      If the final index value is less than 2,350.701, which is 90% of the initial index value, meaning the value of the index has declined by more than the buffer amount of 10% from its initial value:
$10 × (index performance factor + 10%)
Because the index performance factor will be less than 90% in this scenario, this amount will be less, and potentially significantly less, than the stated principal amount of $10, subject to the minimum payment at maturity of $1 per security.

Upside payment:	$2.425 per security (24.25% of the stated principal amount)
Index percent change:	(final index value – initial index value) / initial index value
Buffer amount:	10%
Index performance factor:	final index value / initial index value
Initial index value:	2,611.89, which is the closing value of the index on the pricing date
Final index value:	The closing value of the index on the valuation date
Valuation date:	August 25, 2015, subject to postponement for non-index business days and certain market disruption events
Maximum payment at maturity:	None
Minimum payment at maturity:	$1 per security (10% of the stated principal amount)
CUSIP:	61761M540
ISIN:	US61761M5408
Listing:	The securities will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Commissions and issue price:	Price to public(1)	Agent’s commissions(1)(2)	Proceeds to issuer
Per security	$10	$0.225	$9.775
Total	$17,700,000	$398,250	$17,301,750
(1)    The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor.  The lowest price payable by an investor is $9.925 per security.  Please see “Syndicate Information” on page 12 of the accompanying preliminary terms for further details.
(2)    Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.225 for each security they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for Jump Securities.

“EURO STOXX 50®” and “STOXX®” are registered trademarks of STOXX Limited and have been licensed for use for certain purposes by Morgan Stanley.  The securities are not sponsored, endorsed, sold or promoted by STOXX Limited, and STOXX Limited makes no representation regarding the advisability of investing in the securities.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 578 dated February 4, 2013
Product Supplement for Jump Securities dated August 17, 2012               Index Supplement dated November 21, 2011
Prospectus dated November 21, 2011

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.